Exhibit 99

NDS Group plc Reports Third Quarter Results; Continued Revenue and Operating Income Growth Through Increase in Subscribers, Middleware and DVR Deployments

    NEW YORK & LONDON--(BUSINESS WIRE)--May 8, 2006--NDS Group plc (NASDAQ:NNDS) (Brussels:NNDS):

         Earnings release for the Quarter ended March 31, 2006

    HIGHLIGHTS:

    -- Revenues for third quarter up 18% to $149 million; Nine months up 9% to $446 million

    -- Operating income for third quarter up 56% to $35 million; Nine months up 46% to $105 million

    --  64.0 million active digital TV smart cards

    -- 38.4 million cumulative set-top boxes activated with NDS middleware

    --  2.7 million cumulative DVR deployments

    NDS Group plc ("NDS" or the "Company") (NASDAQ / Euronext
Brussels: NNDS), a supplier of open end-to-end digital technology and services to digital pay-television platform operators and content providers, announced today its results for the quarter ended March 31, 2006.
    Commenting on NDS's performance, Dr. Abe Peled, Chairman and Chief Executive Officer of NDS, said: "NDS has enjoyed another solid quarter benefiting from strong demand across our world-wide customers. We continue to invest in people and infrastructure to meet the demands of our customers for more rapid introduction of new technologies, principally DVR, high definition and broadband."



KEY FINANCIAL MEASURES
                               Three months ended   Nine months ended
                                    March 31,              March 31,
                               ------------------   -----------------
                                   2006      2005      2006      2005
                               --------  --------  --------  --------
Revenue (in thousands)         $149,204  $126,594  $445,902  $409,496

Operating income (in
 thousands)                     $35,412   $22,630  $105,467   $72,045

Operating margin                   23.7%     17.9%     23.7%     17.6%

Net Income (in thousands)       $28,139   $16,590   $81,204   $52,091

Diluted net income per share      $0.49     $0.29     $1.41     $0.92
                               --------  --------  --------  --------


KEY NON-FINANCIAL MEASURES
                                             Three months  Nine months
                                                 ended        ended
                                               March 31,    March 31,
                                             ------------- -----------

                                              2006   2005  2006  2005
                                             ------ ------ ----- -----

Smart card deliveries (in millions)
Quantity delivered in period                   6.8    5.1  18.4  22.0
                                             ------ ------ ----- -----

Authorized cards (in millions)
Net additions                                  2.6    2.9   7.3  10.7
At end of period                              64.0   54.7  64.0  54.7
                                             ------ ------ ----- -----

Middleware deployments (in millions)
Set-top boxes deployed in period               4.3    0.4  18.0   1.3
Cumulative set-top boxes, end of period       38.4   19.7  38.4  19.7
                                             ------ ------ ----- -----

DVR deployments (in millions)
Set-top boxes in period                        0.7    0.1   1.3   0.6
Cumulative set-top boxes, end of period        2.7    1.0   2.7   1.0
                                             ------ ------ ----- -----

Employees
Full-time equivalents, end of period         2,907  2,381
                                             ------ ------


    STRATEGIC DEVELOPMENTS

    -- Tata Sky signed contracts for NDS to provide technologies for its new DTH satellite service, expected to commence broadcasting to subscribers in India later in 2006.

    -- SES Americom selected NDS's Synamedia technologies to support its IP-Prime IP-TV distribution system.

    -- Guangzhou Radio and Television Network Company signed contracts with NDS for the supply technology to support its analog to digital conversion in southern China.

    -- Telekom Austria launched its aonDigital service, which delivers multi-channel pay-TV and video-on-demand services to customers through a broadband connection using NDS's Synamedia IP-TV technologies.

    FINANCIAL REVIEW

    Revenue

    Revenue for the three months ended March 31, 2006 was $149.2 million, an increase of 18% compared to the corresponding period of the previous fiscal year. For the nine months ended March 31, 2006, revenues increased by 9% to $445.9 million compared to the corresponding period of fiscal 2005.
    Conditional access revenue increased in the three months ended March 31, 2006 due to higher security fees as the number of authorized cards using NDS technologies increased and higher deliveries of smart cards. For the nine months ended March 31, 2006, higher security fees were offset in part by a reduction in smart card sales reflecting the fact that shipments in the prior year were exceptionally high, principally due to demand from Sky Italia, which in fiscal 2005 completed the migration of all its subscribers to NDS technology. Revenue in the three and nine months ended March 31, 2006 from integration, development and support related to the delivery of a series of enhancements to the Company's customers and some middleware development revenue. The prior year periods included revenue from the migration of Sky Italia subscribers to NDS technology. License fees and royalties revenues continue to benefit from the Company's increased middleware shipments, although last year the Company had exceptional revenues due to the migration of the Sky Italia platform. The increase in revenue from new technologies was due to higher income from DVR technologies, the Company's Synamedia IP-TV technologies, interactive infrastructure and gaming applications.

    Cost of goods and services sold and gross margin

    Cost of goods and services sold increased by 21% in the three months ended March 31, 2006, compared to the corresponding period in the previous fiscal year; for the nine months ended March 31, 2006, the increase in cost of goods and services sold was 12%, compared to the corresponding period in the prior fiscal year. Higher costs were due to a substantial increase in technical resources working on customer support and development projects undertaken under customer contracts. Gross margin as a percentage of revenues was 61.2% and 59.7% for the three and nine months periods ended March 31, 2006, respectively.

    Operating expenses

    Total operating expenses were approximately the same and decreased by approximately 9% for the three and nine months periods ended March 31, 2006, respectively, compared to the corresponding respective periods in the prior fiscal year. This decrease was attributable to a higher proportion of technical resources being utilized on specific customer projects as opposed to internal research projects and development activities. Additionally, general and administrative expenses increased by $6.4 million and decreased by $3.1 million for the three and nine months ended March 31, 2006, respectively, as compared to the corresponding periods of the prior fiscal year. During the three months ended March 31, 2005, management committed to reoccupy part of a property in Heathrow, England which the Company had abandoned in 2000, resulting in a reversal of the abandoned property lease accrual of $8.1 million which was no longer needed. The decrease relating to the nine months ended March 31, 2006 was offset by an increase of $3.0 million in the abandoned property accrual that had been recorded for this property during the three months ended December 31, 2004.

    Operating income and other items

    As a result of the factors outlined above, operating income was $35.4 million for the three months ended March 31, 2006, compared to $22.6 million for the corresponding period of the previous fiscal year. For the nine months ended March 31, 2006, operating income was $105.5 million, compared to $72.0 million for the corresponding period of the previous fiscal year.
    Net income for the three months ended March 31, 2006 was $28.1 million, or $0.50 per share ($0.49 per share on a diluted basis), compared to $16.6 million, or $0.30 per share ($0.29 per share on a diluted basis), for the three months ended March 31, 2005. For the nine months ended March 31, 2006 the factors described above resulted in net income of $81.2 million, or $1.45 per share ($1.41 on a diluted basis), compared to $52.1 million, or $0.95 per share ($0.92 per share on a diluted basis), for the corresponding period of the prior fiscal year.

    Liquidity and capital resources

    As of March 31, 2006, the Company had cash and cash equivalents of $345 million and short-term investments of $101 million.
    Net cash provided by operating activities was $111.2 million in the nine months ended March 31, 2006, compared to $78.2 million in the corresponding period of the previous fiscal year. The increase in net cash provided by operating activities reflects higher receipts from customers, lower payments for the purchase of smart cards and lower tax payments. These factors were offset in part by higher payments of payroll costs, travel expenses and facilities costs, compared to the corresponding period of the previous fiscal year, as a result of an increase in the number of our employees.
    Net cash used in investing activities for the nine months ended March 31, 2006, included $21.9 million of capital expenditure, compared with $13.3 million in the corresponding period of the previous fiscal year. The increase in capital expenditure is due to investment in new facilities in the United Kingdom, India and the United States, and higher purchases of technical equipment required to support customers. Net cash used in investing activities for the nine months ended March 31, 2006 also included and $3.1 million for business acquisitions, net of cash acquired.
    During the nine months ended March 31, 2006, approximately 1.2 million shares were issued upon exercise of stock options by employees. This generated cash of $16.2 million and excess realized tax benefits of $4.1 million.

    About NDS

    NDS Group plc (NASDAQ/ Euronext Brussels: NNDS), a News
Corporation company is a leading supplier of open end-to-end digital pay TV solutions for the secure delivery of entertainment and information to television set-top boxes and IP devices. See www.nds.com for more information about NDS.

    Cautionary Statement Concerning Forward-looking Statements

    This document contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The "forward-looking statements" included in this document are made only as of the date of this document and we do not undertake any obligation to update any "forward-looking statements" to reflect subsequent events or circumstances.

    CONFERENCE CALL

    Dr. Abe Peled, Chairman and Chief Executive Officer and Alex
Gersh, Chief Financial Officer, will host a conference call to discuss this announcement and answer questions at 9:00 am New York time (2:00 pm UK time) on Monday, May 8, 2006.



Dial-in

US Dial-in:                   1-866-832-0717
UK Dial-in:                   0800 073 8967
International Dial-in:        +44 1452 562 716

Replay (available for 7 days)

Replay passcode:              7687585#
U.K. Toll Free Replay:        0845 245 5205
U.S. Toll Free Replay:        1-866-247-4222
International Replay:         +44 1452 550000


    An audio replay will also be available on the NDS website www.nds.com from May 9, 2006



                            NDS Group plc
           Unaudited Consolidated Statements of Operations
               (in thousands, except per share amounts)

                              For the three months For the nine months
                                ended March 31,      ended March 31,
                               ------------------   -----------------
                                   2006      2005      2006      2005
                               --------  --------  --------  --------
Revenue:
   Conditional access           $89,458   $66,712  $260,222  $243,755
   Integration, development &
    support                      10,393    13,855    36,087    42,680
   License fees & royalties      18,994    18,319    70,501    53,157
   New technologies              29,193    26,131    73,099    64,641
   Other                          1,166     1,577     5,993     5,263
                               --------  --------  --------  --------
Total revenue                   149,204   126,594   445,902   409,496
                               --------  --------  --------  --------
Cost of goods and services
 sold:
   Smart card costs              21,617    22,996    66,324    94,338
   Operations                    32,679    19,751   101,260    52,360
   Royalties                      2,727     2,815     8,405    10,573
   Other                            937     2,399     3,570     2,643
                               --------  --------  --------  --------
Total cost of goods and
 services sold                   57,960    47,961   179,559   159,914
                               --------  --------  --------  --------
Gross margin                     91,244    78,633   266,343   249,582
                               --------  --------  --------  --------

Operating expenses:
   Research & development        36,608    40,847   103,053   119,501
   Sales & marketing              7,762     7,035    21,767    19,154
   General & administration      11,371     4,995    29,145    32,280
   Amortization of other
    intangibles                   2,242     3,286     7,038     9,576
   Other                         (2,151)     (160)     (127)   (2,974)
                               --------  --------  --------  --------
Total operating expenses         55,832    56,003   160,876   177,537
                               --------  --------  --------  --------

Operating income                 35,412    22,630   105,467    72,045
                               --------  --------  --------  --------
Other income:
   Interest                       4,067     2,313    10,451     7,100
   Other                             -           -         -       46
                               --------  --------  --------  --------
Total other income                4,067     2,313    10,451     7,146
                               --------  --------  --------  --------
Income before income tax
 expense                         39,479    24,943   115,918    79,191

Income tax expense              (11,340)   (8,353)  (34,714)  (27,100)
                               --------  --------  --------  --------
Net income                      $28,139   $16,590   $81,204   $52,091
                               ========  ========  ========  ========
Net income per share:
Basic net income per share        $0.50     $0.30     $1.45     $0.95
Diluted net income per share      $0.49     $0.29     $1.41     $0.92
                               ========  ========  ========  ========


                            NDS Group plc
                     Consolidated Balance Sheets
                            (in thousands)

                                        As of March 31, As of June 30,
                                             2006           2005
                                          (Unaudited)     (Audited)
                                        --------------- --------------

ASSETS
Current assets:
   Cash and cash equivalents                  $344,625       $339,791
   Short-term investments                      101,035               -
   Accounts receivable, net                     89,941         73,588
   Accrued income                               48,817         25,391
   Inventories                                  33,626         41,508
   Prepaid expenses                             12,635         15,795
   Other current assets                          4,169          3,595
                                        --------------- --------------

Total current assets                           634,848        499,668

Property, plant and equipment, net              42,678         33,962
Goodwill                                        63,528         64,236
Other intangibles, net                          45,389         48,537
Deferred tax assets                              5,339          5,121
Other receivables                                6,346               -
Other non-current assets                        22,319         20,374

                                        --------------- --------------
Total assets                                  $820,447       $671,898
                                        =============== ==============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                            $15,311        $18,336
   Deferred income                              49,733         47,175
   Accrued payroll costs                        20,211         25,069
   Accrued expenses                             16,594         21,097
   Income tax liabilities                       20,787          4,070
   Other current liabilities                    11,391         13,498
                                        --------------- --------------

Total current liabilities                      134,027        129,245

Accrued expenses                                32,192         28,547
Deferred income                                122,700         87,353
                                        --------------- --------------

Total liabilities                              288,919        245,145
                                        --------------- --------------

Shareholders' equity:
   Series A ordinary shares (14,557,106
    and 13,318,546 shares outstanding
    as of March 31, 2006, and June 30,
     2005, respectively)                           146            133
   Series B ordinary shares(42,001,000
    shares outstanding
    as of March 31, 2006, and June 30,
     2005, respectively)                           420            420
   Deferred shares                              64,103         64,103
   Additional paid-in capital                  523,652        498,363
   Accumulated deficit                         (99,367)      (180,571)
   Other comprehensive income                   42,574         44,305
                                        --------------- --------------

Total shareholders' equity                     531,528        426,753
                                        --------------- --------------

Total liabilities and shareholders'
 equity                                       $820,447       $671,898
                                        =============== ==============

                            NDS Group plc
           Unaudited Consolidated Statements of Cash Flows
                            (in thousands)

                                                   For the nine months
                                                     ended March 31,
                                                   -------------------

                                                       2006      2005
                                                   --------- ---------

Operating activities:
Net income                                          $81,204   $52,091

Adjustments to reconcile net income to net cash
 provided by operating activities:
   Depreciation                                      12,088    11,621
   Amortization of other intangibles                  7,038     9,576
   Stock-based compensation                           3,776     3,957
   Other                                                  -       (46)

Change in operating assets and liabilities, net of
 acquisitions                                         7,082       966
                                                   --------- ---------

Net cash provided by operating activities           111,188    78,165
                                                   --------- ---------

Investing activities:
Capital expenditure                                 (21,921)  (13,287)
Business acquisitions, net of cash acquired          (3,118)      (17)
Proceeds from sale of investments                         -       232
Short-term investments                             (101,035)        -
                                                   --------- ---------

Net cash used in investing activities              (126,074)  (13,072)
                                                   --------- ---------

Financing activities:
Issuance of shares (inclusive of realized excess
 tax benefits of $4,095 and $-)                      20,348    10,543
                                                   --------- ---------


Net increase in cash and cash equivalents             5,462    75,636

Cash and cash equivalents, beginning of period      339,791   228,620
Exchange movements                                     (628)    4,686
                                                   --------- ---------

Cash and cash equivalents, end of period           $344,625  $308,942
                                                   ========= =========

    CONTACT: NDS Group plc
             Margot Field (Media), +44 208 476 8158
             or
             Yael Fainaro (IR), +44 208 476 8287
             or
             Shared Value
             Noah Schwartz , +44 207 321 5032
             or
             Breakaway Communications US
             Kelly Fitzgerald, +1-212-590-2555